EXHIBIT 99.2

NEWS RELEASE

Contact:	Deric Eubanks	Scott Eckstein
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3766

ASHFORD TRUST TO ACQUIRE THE
W ATLANTA DOWNTOWN HOTEL FOR $56.8 MILLION

Acquisition Highlights:

•	Purchase price represents an estimated forward 12-month cap rate of 7.2% and an estimated forward 12-month EBITDA multiple of 11.6x

•	Ideal Downtown Atlanta location proximate to multiple growing demand generators

•	Hotel is in excellent physical condition having been recently built in 2009

•	Purchase price represents an approximately 40% discount to replacement cost

DALLAS, June 11, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to acquire the 237-room W Atlanta Downtown hotel for total consideration of $56.8 million ($239,000 per key). Located in the heart of Downtown Atlanta, the hotel features over 9,000 sq. ft. of meeting space. The Company intends to finance the property with approximately $45.4 million of non-recourse mortgage debt. Post-closing, the hotel will continue to be managed by Starwood Hotels.
The purchase price represents a trailing 12-month cap rate of 6.4% on net operating income and a trailing 13.1x EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 7.2% on net operating income and an estimated 11.6x EBITDA multiple. On a trailing 12-month basis, the hotel achieved RevPAR of $147.97 with occupancy of 73.2% and Average Daily Rate (ADR) of $202.24.
“We are very excited about the acquisition of the W Atlanta Downtown as the hotel’s central location in this thriving market offered us an extremely attractive opportunity, and we see substantial upside potential for this property. The W Atlanta Downtown is ideally located to draw corporate demand from the many Fortune 500 companies that call the Atlanta metropolitan area home,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This acquisition is consistent with our strategy of identifying well-located assets in attractive markets, and we will continue exploring similar transactions to drive the exceptional shareholder returns for which our team is known.”
Since opening in 2009, the W Atlanta Downtown has established a new standard in luxury hospitality in its market. Centrally located in the downtown district, the hotel is part of the Allen Plaza Complex, a $2 billion mixed use development that includes luxury condominiums as well as Ernst & Young’s headquarters. The hotel is closely situated to several leading attractions including the Civil Rights Museum, the Atlanta Aquarium, the World of Coca Cola Children’s Museum of Atlanta, the Georgia Dome, the College Football Hall of Fame and Centennial Olympic Park. The W Atlanta Downtown has 237 well-appointed guestrooms including 20 suites. Hotel amenities include over 9,000 sq. ft. of meeting space, a partially-covered outdoor infinity pool and pool bar that offer panoramic views of the city, the 3,300 square foot Bliss Spa, a state-of-the-art FIT Fitness Center, and exceptional dining at the renowned BLT Steak restaurant.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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